September 19, 2011

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Andatee China Marine Fuel Service Corporation. (the “Company”) pursuant to Item 4.01 of Form 8-K the Company filed with the Securities and Exchange Commission on September 19, 2011. We agree with the statements concerning our firm in such Form 8-K. We have no basis to agree or disagree with any other statements made in the Company’s Form 8-K filing.

Very truly yours,

Jewett, Schwartz, Wolfe & Assoc CPA's

Jewett, Schwartz, Wolfe & Associates

200 South Park Road, Suite 150  •  Hollywood, Florida 33021  •  Main 954.922.5885  •  Fax 954.922.5957  •  www.jsw-cpa.com
Member - American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants
Private Companies Practice Section of the AICPA • Registered with the Public Company Accounting Oversight Board of the SEC